UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2005
Date of Report (Date of earliest event reported):

Commission File Number: 333-115637

CASCADE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	41-2122221
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3405 Folsom Blvd. Suite 820 Folsom, CA 95630
(Address of principal executive offices)

1-888-359-9565
(Issuer's telephone number, including area code)

Item 2.01     Completion of Acquisition or Disposition of Assets.

     On June 1, 2005, Cascade Energy, Inc. (the "Company") executed a farm-in agreement with 1048136 Alberta Ltd. ("Alberta"), a private Alberta company to acquire a 49% working interest in the Empress Project, Alberta Canada. Under the terms of the Farm-in Agreement (the "Agreement") between the Company and Alberta, Cascade will earn the 49% working interest in each of three (3) sections of the project by drilling, casing and completing one exploratory gas well in each section. Well spacing in Alberta allows only one well per section. Cascade will drill three wells.

     The Empress Project is located in eastern Alberta, 160 miles east of Calgary, Alberta. The project consists of 3 sections of Crown P&NG rights. Gas wells in the Empress area produce at rates of up to 3 Mmcf per day from the Viking formation. Cumulative production from this reservoir has been over 2 Bcf from lands that adjoin and are contiguous to the project.

     Pressure analysis indicates that large oil and gas reserves remain untapped with geological mapping indicating that a potential reservoir extends under the project lands. Natural gas potential is present in the Colony and second White Specks zones with 2D seismic indicating oil potential in the Bakken zone.

     The Viking zone, located 280 feet above the Colony, contains natural gas in wells contiguous to both southwest and north sides of Empress. Mapping indicates that the reservoir continues under the Project land. Pressure analysis of producing gas wells shows that 16 Bcf of natural gas were originally in place in the Viking reservoir contiguous to the Project on the north side. Over 2 Bcf of that gas has been produced from 6 gas wells leaving over 13 Bcf in the reservoir. Gas is present in two wells immediately south of the leases.

     Initial production rates from the existing wells have been just under 1 Mmcf per day. Absolute Open Flow Rates (AOF's) are in the order of 3 to 5 Mmcf per day with one as high as 14 Mmcf per day. Production has been held back to minimize water production. Three wells have a cumulative production of over 0.4 Bcf each, with one of these having produced 0.9 Bcf.

     This area has good access for drilling rigs and well costs are expected to be $325,000 for dry hole costs and approximately $490,000 drilled, cased and completed. Gas and oil delivery and sales can commence as soon as the wells are equipped and tied in because of the nearby pipelines and delivery system. Each well on a lease earns Cascade a 49% Working Interest in one section.

Item 9.01     Financial Statements and Exhibits

Exhibits Number	Descpription:

1.01	Copy of the Farm-in Agreement between 1048136 and Cascade Energy, Inc. whereby Cascade has purchased the right to a earn 49% of the interests that 1048136 can otherwise earn in the Empress Project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2005

CASCADE ENERGY, INC.

/s/ Sam Johal
Sam Johal,
President